Exhibit 99.1

PEN Inc. announces move to OTCMKTS

MIAMI, Florida, May 17, 2018– PEN Inc. (OTCMKTS:PENC) announced today that, due to a delay in filing its annual report, PEN is non-compliant under Section 2.2 of the OTCQB Listing Standards. Accordingly, shares of PEN Inc Class A common stock will no longer trade on the OTCQB. Starting Friday, May 18, 2018 the shares will be quoted on the OTCMKTS system.

PEN is working diligently to complete its audit and to become current in its SEC filings. The company intends to seek to return to the OCTQB as soon as possible once it becomes current in its reporting obligations.

Scott Rickert, President and Chairman commented: “We are committed to becoming current in our reporting and applying to return to the OTCQB. In the fourth quarter of 2017 and the first quarter of 2018, our principal operating company, PEN Brands, was changing its location and shifting to increased outside production. This transition, which is ongoing, has taken significant management time. As a result, the year-end physical inventory happened late and increased the audit work. To prevent this in the future, we have hired a strong CFO at PEN Brands. Up until very recently, I believed we would complete the audit in time to maintain our OTCQB listing. Unfortunately, that is not the case and I share the frustration of our other shareholders at this result. I assure all our stakeholders that our team is dedicated to completing our SEC filings. We plan to apply to the OTCQB as soon as we are current with our SEC filings.”

About PEN Inc.

PEN Inc. is a leader in developing, commercializing, and marketing consumer and industrial products enabled by nanotechnology that solve everyday problems for customers in the health, transportation, military, sports, and safety industries. Through PEN’s wholly-owned subsidiary Nanofilm Ltd., the Company develops, manufactures and sells products based on nanotechnology including the ULTRA CLARITY® brand eyeglass cleaner, CLARITY DEFOG IT™ brand defogging products and CLARITY ULTRASEAL® nanocoating products for glass and ceramics. The Company also sells an environmentally friendly surface protector, fortifier, and cleaner through a wholly-owned subsidiary, PEN Technology, LLC. The Company’s Applied Nanotech, Inc. subsidiary in Austin, Texas functions as the Design Center conducting research and development services for government and private customers and new product development for PEN focusing on innovative and advanced product solutions in the areas of safety, health, and sustainability. For more information about PEN, visit www.penc.us.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties concerning our business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in our annual report on Form 10-K for the fiscal year ended December 31, 2016, and in reports subsequently filed by us with the Securities and Exchange Commission (“SEC”).

All documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval System (EDGAR) at www.sec.gov or from our website listed above. We hereby disclaim any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

Contact Information

ir@pen-technology.com

(844) 273-6462